EXHIBIT 4.7

                             Self/help technologies
                                  Stock Option

To: Christine Brown

From: Self/help technologies
Subject: Stock Option

Beginning Date: February 1, 1999

Projects to be completed under Startup Equity Program .....

Stock Option Compensation .......................Option to purchase 40,000 shares of Self/help technologies at $.01 per share to be vested at 1/12 each month for 12 months in exchange for project work or in addition to salary or contract payments.

                              Terms and Conditions

The Company is offering a Stock Option Plan whereby certain professionals, employees and consultants with specific skills required by the Company to complete development and begin marketing of it's product will be given the option to purchase shares in the Company. The cost to exercise each share will be $.01. The amount of shares allocated to each employee will be based upon the employee's experience, and the potential value of the employee's contribution to the business. It should be clear to each employee that the option, and the underlying stock of the Company has no market at this time, and for all practical purposes has no value, and will continue to have no value until the company creates a public market for it's stock.

The purpose of the Stock Option Plan is to provide an incentive to the employee, and to insure the employee's confidentially. It is the intent of the Company to complete a public offering as soon as revenues and profits reach an acceptable level. The Company cannot guarantee that it will be successful in arranging for a public offering within a reasonable time period, or at all. The conditions of the market, failure on the part of the Company to reach it's goals and any number of other factors may prevent the Company from securing funds to continue operations. Should the Company fail in it's attempt to secure funds to continue operations the stock in the Company will have no value and the Company may cease operations.

The stock option offered to an employee will vest at the rate of 8.33% per month over a period of 12 months. During this period the Company may terminate the working relationship with the employee for any reason, or the individual may cease work for any reason. At the time of termination the stock option will be adjusted to reflect the total due the consultant for the weeks or partial weeks he/she was associated with the Company. The option will be for a term of five years. In exchange for the option, the employee agreeds to hold all information regarding the Company's products and services confidential, and shall not transmit any information regarding the Company's products, services and operations to others whether in the form of written or verbal communications. In addition, and shall not transmit any information regarding the Company's products, services and operations to others whether in


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the form of written or verbal communications. In addition, the employee agrees not to compete directly with the Company in any way for a period of nine months from the time of seperation from the Company.

The capitalization of the Company is planned to develop as follows, although there can be no assurance that this plan can be completed on time, or at all, or that the total number of shares of the Company will be as stated. An increase in the number of shares planned, if significant, would dilute the value of the shares allocated to the employee. Market conditions, the progress of the Company and other factors can and will affect the number of shares required to complete the Company's financing. This stock option grant is based on the total shares of the Company totaling 7.0 million shares prior to any financings by the Company subsequent to January 1, 1999.

In the event the Company is sold the holders of stock will receive their pro-rata share of the purchase.

The employee should consider that valuations placed on companies can vary greatly depending upon the markets expectation of sales and profits at a point in the future. Many factors can effect projections including competition, interest rates, stock market conditions and a number of other factors. While the Company has spent a great deal of time researching and developing it's business plan and financial projections there can be no certainty that these projections are in fact realistic, given the number of factors that can influence the projections both negatively and positively.

The Company encourages the employee to seek professional advice regarding the merits and terms and conditions of this plan and to fully investigate the Company and the background of it's founder David R. Humble prior to agreeing to this plan.

This offer to participate in the Company's Stock Option Plan represents the entire offer and any other consideration for consulting work provided to the Company must be in writing.

Accepted: /s/ C.M. Brown                                      Date 2/1/99
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/s/ David Humble                                              Date 2/1/99
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Self/help technologies



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